Exhibit 1



                                                   May 13, 2002



Grubb & Ellis Company
2215 Sanders Road, Suite 400,
Northbrook, IL 60062
Attention:  Barry M. Barovick,
Chief Executive Officer

         Re:  Letter Agreement


Mr. Barovick:

         Reference is herein made to that certain Letter Agreement, by and between Grubb & Ellis Company (the "Company") and Kojaian Ventures, L.L.C. ("KV"), dated April 14, 2002 (the "Letter Agreement") pursuant to which KV agreed to provide to the Company the money necessary for the Company to replace the financing provided by Warburg, Pincus Investors, L.P. ("Warburg") pursuant to the terms of that certain Option Agreement, dated as of March 7, 2002, by and among Warburg, the Company and Bank of America, N.A. (as Administrative Agent under that certain Amended and Restated Credit Agreement, dated as of December 31, 2000, among the Company, various financial institutions and Bank of America, N.A.) and Company agreed to issue securities to KV and undertake other acts in order to effectuate the transaction with KV. The transactions contemplated by the Letter Agreement are herein referred to as the "Kojaian Refinancing." This amendment and supplement to the Letter Agreement (this "Amendment") sets forth certain modifications to the agreement of the parties hereto with respect to the Kojaian Refinancing and modifies and amends the Letter Agreement.

         All defined terms contained herein, but not defined herein, shall have the meanings ascribed thereto in the Letter Agreement.

         In order to provide additional assurances of fairness to the shareholders of the Company and in light of KV's intention of not attempting to liquidate the Company, KV is willing, as provided herein, to limit its liquidation premium in the event the Company is acquired shortly after the Kojaian Refinancing.

Grubb & Ellis Company
May 10, 2002
Page 2


         Until after the "Non-Voting Date" (as hereinafter defined), as same may be extended as provided below, KV hereby agrees that it will (i) not exercise any of the rights, powers and preferences of the Series A Preferred Stock ("Preferred Stock") that would be issued to KV should KV convert the promissory note to be issued to KV by the Company in connection with the Kojaian Refinancing (the "Note") in a manner that could, directly or indirectly, hinder, prohibit, delay or prevent the consummation of, or materially alter the terms of, any potential acquisition of the Company either (a) through a sale of all or substantially all of the assets of the Company, (b) through an acquisition of an interest in the common stock of the Company by way of purchase (whether by public tender offer or otherwise), merger or consolidation or (c) otherwise (each of clauses (a), (b) and (c), a "Transaction"), and (ii) not transfer the Note or the Preferred Stock or any part thereof or interest therein to any third party unless such third party shall become a party to this Amendment or the definitive documents related hereto as if such transferee were KV. For the avoidance of doubt, "Transaction" shall include any acquisition of the Company in a transaction contemplated or permitted by the definitive binding agreement relating to another Transaction.

         Until after the "Non-Voting Date," KV shall cause its controlling member not to, and not to agree to, voluntarily transfer, donate, sell, assign or otherwise dispose of any of the shares of common stock of the Company owned, directly or indirectly, by such stockholder.

         Until after the "Non-Voting Date," Company hereby agrees that it will not issue or agree to issue any equity securities or securities or rights convertible into equity securities, other than (i) in connection with, and conditioned on the closing of, a Transaction, (ii) pursuant to any obligation of the Company contained in (a) any employment agreement in effect as of April 14, 2002, (b) certain employment agreements of a regional managing director and an executive vice president for operations that were entered into between the Company and such parties after April 14, 2002 but prior to the date hereof and
(c) the Company's employee stock purchase plan, or (iii) upon the exercise or conversion, as the case may be, of any other options, warrants or derivative securities outstanding as of April 14, 2002.

         The "Non-Voting Date" shall be May 31, 2002; provided, that, should Company enter into a definitive binding agreement relating to a Transaction between Company and a third party by such date, the Non-Voting Date shall be extended automatically until the earlier of (i) a closing of a Transaction, or
(ii) September 30, 2002. For purposes of this Amendment, "affiliate" shall mean, with respect to any party, any other party directly or indirectly controlling, controlled by, or under direct or indirect common control with, such party. For the avoidance of doubt, "affiliate" shall not mean the father of the controlling member of KV.

         In the event of a closing of a Transaction contemplated by this Amendment, Company at the time of such closing shall redeem the Note for a cash amount equal to the principal amount of the Note, PLUS all interest accrued pursuant to the terms of the Note from the date of the closing of the Kojaian Refinancing through the date of repayment at the 12% interest rate contemplated in the Letter Agreement (such principal and interest shall be referred to herein as the "Repayment Amount"), PLUS $2,000,000 (the "Alternate Liquidation Amount"), which Alternate Liquidation Amount shall be payable as consideration for the termination of the Kojaian Refinancing in the event that the Note was not theretofore converted and in lieu of the liquidation premium as set forth in

Grubb & Ellis Company
May 10, 2002
Page 3


Section 3(a) of the Certificate of Amendment of Company's Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock ("Amended Certificate") had the Note in fact been converted. However, should KV convert the Note into Preferred Stock prior to such closing, KV shall receive a cash amount equal to the stated value of its Preferred Stock, PLUS dividends that have accrued as outlined in Section 2 of the Amended Certificate, PLUS the Alternate Liquidation Amount, which Alternate Liquidation Amount shall be payable in lieu of the liquidation premium set forth in Section 3(a) of the Amended Certificate.

         In connection with a Transaction, if KV accepts the Alternate Liquidation Amount, KV shall not, shall cause its affiliates not to, and shall not assist or encourage any stockholder of the Company to, seek to exercise appraisal rights with respect to, or otherwise challenge, the Transaction. If KV does not accept the Alternate Liquidation Amount, KV shall waive its right to receive the Alternate Liquidation Amount, but KV and its affiliates shall otherwise retain all remedies at law with respect to such Transaction.

         Except as expressly set forth in this Amendment, the terms of the Letter Agreement are hereby ratified and confirmed in all respects and remain in full force and effect. Specifically, the parties confirm that they shall use their reasonable best efforts to close the transactions contemplated by the Letter Agreement on or before May 13, 2002. In the event of any inconsistency between the Letter Agreement and this Amendment, the terms of this Amendment shall control.

Grubb & Ellis Company
May 10, 2002
Page 4


         This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile of an executed counterpart of any signature page to this Amendment to be executed hereunder shall have the same effectiveness as the delivery of a manually executed counterpart thereof.

Sincerely,

                                      KOJAIAN VENTURES, L.L.C.,
                                      a Michigan limited liability company

                                      By:  Kojaian Ventures-MM, Inc., a Michigan
                                           corporation, Managing Member

                                           By: /s/ C. Michael Kojaian
                                               -------------------------------
                                               C. Michael Kojaian, President


ACCEPTED AND AGREED:
--------------------

GRUBB & ELLIS COMPANY

By /s/ Barry M. Barovick
   ----------------------------
   Name:  Barry M. Barovick
   Title: President, Chief Executive Officer